UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2023

NEUROPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40337	22-3550230
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 N. Bernardo Avenue Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

(650) 237-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NPCE	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 28, 2023 NeuroPace, Inc. entered into a collaboration agreement (“Agreement”) with Rapport Therapeutics, Inc. (“Rapport”), pursuant to which NeuroPace will provide certain site data for Rapport to use in targeting potential patients for their Phase 2a trial of their GAMA 8 Receptor-Associated Protein (“RAP”) compound and will then, upon patient consent, use its monitoring and data analytics capabilities to monitor RNS System patients that have enrolled in the trial to evaluate efficacy of the RAP.

The Agreement is broken out into four phases over the course of nine quarters (from Q4 2023 to Q4 2025), with certain milestones correlating to each phase, subject to early termination under specified circumstances (such as for cause, as defined in the Agreement), and may be extended upon mutual agreement of the parties. NeuroPace will provide Rapport with certain deliverables at the completion of each milestone and will receive corresponding payments. NeuroPace will also receive a trial initiation payment anticipated to be in the fourth quarter of 2023, as well as recurring quarterly payments throughout the term of the Agreement to help support the work being done to monitor patients and support Rapport through the trial. The total revenue from this collaboration is anticipated to be approximately $3.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuroPace, Inc.

Dated: December 4, 2023	By:	/s/ Irina Ridley
Irina Ridley
Chief Legal Office